SUB-ITEM
77C:
MATTERS
SUBMITTED
TO A VOTE
OF
SECURITIES
HOLDERS

SHAREHOLD
ER MEETING
RESULTS
(UNAUDITED
)

A Special
Meeting of
Shareholders of
Cash Trust
Series II (the
?Trust?), of
which the Fund
is a portfolio,
was held on
October 28,
2013. On
August 29,
2013, the
record date for
shareholders
voting at the
meeting, there
were
39,347,472.710
total
outstanding
shares of the
Trust.

The following
item was
considered by
shareholders of
the Trust and
the results of
their voting
were as
follows:


AGENDA
ITEM
Proposal to
elect certain
Trustees of the
Trust:1

Name

	For

	Withhel
d
John T. Collins

	20,360,
483.110
	0.00
Maureen Lally-
Green
	20,360,
483.110
	0.00
Thomas M.
O?Neill

	20,360,
483.110
	0.00
P. Jerome
Richey
	20,360,
483.110
	0.00


1	The
following
Trustees
continued their
terms:
John F.
Donahue, J.
Christopher
Donahue,
Maureen Lally-
Green (having
been previously
appointed by
the Board),
Peter E.
Madden,
Charles F.
Mansfield, Jr.,
Thomas M.
O?Neill
(having been
previously
appointed by
the Board), and
John S. Walsh.